Exhibit 4.1

WHIRLPOOL FINANCE

LUXEMBOURG S.À R.L.,

as Issuer,

WHIRLPOOL CORPORATION,

as Parent,

and

U.S. BANK TRUST COMPANY,

NATIONAL ASSOCIATION, AS

SUCCESSOR-IN-INTEREST TO

U.S. BANK NATIONAL

ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 18, 2026

to

Indenture

Dated as of November 2, 2016

1.100% Notes due 2027

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 18, 2026, between WHIRLPOOL FINANCE LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg having its registered office at 16, Rue Erasme, L-1468 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ register under number B 209.573 (the “Issuer”), WHIRLPOOL CORPORATION, a Delaware corporation and the indirect parent of the Issuer (“Parent”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS SUCCESSOR-IN-INTEREST TO U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Trustee”), under the Indenture, dated as of November 2, 2016, as supplemented and amended to date (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Issuer has issued its 1.100% Notes due 2027 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Parent has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Parent has requested that Holders of the Notes deliver their consents with respect to the amendment of a certain provision of the Indenture;

WHEREAS, Section 8.02 of the Indenture provides that the Issuer and Parent, when authorized by a resolution of their Boards of Directors, and the Trustee may supplement the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the then-outstanding notes of a series affected by such supplement;

WHEREAS, the Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes have duly consented to the proposed modification set forth in this Supplemental Indenture in accordance with the Indenture (including Section 8.02 thereof);

WHEREAS, the Issuer and Parent have heretofore delivered, or are delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Issuer authorizing the execution of this Supplemental Indenture, (ii) a copy of resolutions of the Board of Directors of the Parent authorizing the execution of this Supplemental Indenture, (iii) evidence of the consent of the Holders of the Notes set forth in the immediately preceding paragraph and (iv) the Officer’s Certificate described in Section 8.04 of the Indenture and the Opinion of Counsel described in Section 8.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding with respect to the Notes have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENT

SECTION 1.01 Amendment.

Subject to Section 2.02 hereof, the Indenture is hereby amended solely with respect to the Notes of such series, and not with respect to any other series of notes issued pursuant to the Indenture, by replacing all references to “one year” in the first sentence of Section 10.01 with “two years.”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Effect of Supplemental Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. This Supplemental Indenture shall form a part of the Indenture with respect to the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) with respect to the Notes shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.02 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Parent of all Notes validly tendered and not validly withdrawn in the Tender Offer, which must represent not less than a majority in aggregate principal amount of the then outstanding Notes pursuant to the Tender Offer, with the result that the amendment to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.03 Governing Law. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

SECTION 2.04 Consent to Jurisdiction and Service of Process. Each of the parties hereto agrees that any legal suit, action or proceeding brought by any party to enforce any rights under or with respect to this Supplemental Indenture or any other document or the transactions contemplated hereby or thereby may be instituted in any state or federal court in The City of New York, State of New York, United States of America, irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, irrevocably waives to the fullest extent permitted by law any claim that and agrees not to claim or plead in any court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding or for recognition and enforcement of any judgment in respect thereof.

To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court (including any court in the United States, the State of New York or other jurisdiction in which such party or any successor thereof may be organized or any political subdivisions thereof) or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or assets, this Supplemental Indenture or any other documents or actions to enforce judgments in respect of any thereof, then each such party hereby irrevocably waives such immunity, and any defense based on such immunity, in respect of its obligations under the above-referenced documents and the transactions contemplated thereby, to the extent permitted by law. The Issuer hereby appoints the Parent’s Corporate Secretary at the Parent’s principal executive offices at 2000 North M-63, Benton Harbor, Michigan 49022, as its agent to receive service of process or other legal summons for purposes of any suit, action or proceeding that may be instituted in any state or federal court in The City of New York, State of New York, United States of America.

SECTION 2.05 No Representations by Trustee. The recitals contained herein shall be taken as the statements of the Parent and the Issuer and the Trustee assumes no responsibility for the correctness or completeness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.06 Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 2.07 Separability Clause. In case any provision of this Supplemental Indenture or of the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.08 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date hereof.

ISSUER:
WHIRLPOOL FINANCE LUXEMBOURG S.À R.L.

By:	/s/ Scott E. Cartwright
Name:	Scott E. Cartwright
Title:	Authorized Signatory

PARENT:
WHIRLPOOL CORPORATION

By:	/s/ Roxanne L. Warner
Name:	Roxanne L. Warner
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

TRUSTEE:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS SUCCESSOR-IN-INTEREST TO
U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Vice President

[Signature Page to Supplemental Indenture]